EXHIBIT  16.1


                                  [LETTERHEAD]


July 20, 2001


Securities and Exchange Commission
Washington, D.C. 20549

I was previously the principal accountant for Vizario, Inc. (Commission File Number 0-28073) (previously known as Gallagher Research Corporation) and, under the date of January 15, 2001 and January 10, 2000, respectively, I reported on the consolidated financial statements of Vizario, Inc. as of and for the years ended December 31, 2000 and 1999. On July 16, 2001, my appointment as principal accountant was terminated prior to performance of any significant work with respect to the Vizario, Inc. financial statements for the year ended December 31, 2001. I have read the Vizario, Inc. statements included under Item 4 of its Form 8-K pertaining to change in its accountants, and I agree with such statements.


Sincerely,


--------------------------------
LARRY O'DONNELL, CPA, PC


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